Exhibit 99.1

April	28, 2021

Press Release

Source:	Farmers National Banc Corp.

Kevin J. Helmick, President and CEO

20 South Broad Street, P.O. Box 555

Canfield, OH 44406

330.533.3341

Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

2021 FIRST QUARTER FINANCIAL RESULTS

•	Dedicated to assisting associates, customers and communities during the COVID-19 crisis

•	Record net income of $14.6 million for the quarter is 68% higher than same quarter in 2020

•	Net interest income increased 13.3% for the quarter compared to the same period a year ago as a result of higher interest income and lower interest expense

•	Significant mortgage loan activity drives a 34% quarterly increase, from the same period a year ago, in total noninterest income

•	153 consecutive quarters of profitability

•	Return on average assets, annualized, was 1.87% for the first quarter

•	32% growth in customer non-brokered deposits in the current quarter compared to March 31, 2020

CANFIELD, Ohio (April 28, 2021) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three months ended March 31, 2021.

Net income for the three months ended March 31, 2021 was $14.6 million, or $0.51 per diluted share, which compares to $8.6 million, or $0.30 per diluted share, for the three months ended March 31, 2020 and $11.4 million or $0.40 per diluted share for the linked quarter. Net income excluding acquisition costs (non-GAAP) for the quarter ended March 31, 2021 was $14.6 million or $0.51 per share, compared to $9.7 million or $0.34 per share for the same quarter in 2020 and $12.8 million or $0.45 per share for the most recent prior quarter.

Annualized return on average assets and annualized return on average equity were 1.87% and 16.81%, respectively, for the three month period ending March 31, 2021, compared to 1.32% and 11.53% for the same three month period in 2020, and 1.49% and 13.10% for the linked quarter. Farmers’ annualized return on average tangible equity (non-GAAP) was 19.30% for the quarter ended March 31, 2021 compared to 13.81% for the same quarter in 2020 and 15.48% for the linked quarter.

Kevin J. Helmick, President and CEO, stated, “Our record first quarter financial results reflect the power of our diversified business model, our culture of strong asset quality, and our focus on providing our communities with local and individualized financial services. Record quarterly earnings are especially encouraging as we operate in the continuing uncertainty surrounding the economic impacts of the COVID-19 pandemic.”

“Our success is a direct result of our commitment to do what’s right for our customers and I am thankful for the hard work and dedication of our colleagues who continually embody Farmers’ win-win spirit. While the COVID-19 pandemic continues to impact many of our communities, our strong start to 2021 is encouraging and we believe we are well positioned for 2021 to be another good year for Farmers,” concluded Mr. Helmick.

Farmers is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. The following table reports the number and amount of payment deferrals by loan type as of dates listed:

	June 30, 2020		Sept. 30, 2020		Dec. 31, 2020		March 31, 2021
(dollars in thousands)	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans
Commercial real estate	$43,954	44	$155	1	$19,027	6	$16,584	5
Commercial	8,515	69	0	0	1,424	2	0	0
Agricultural	8,340	22	469	2	0	0	0	0
Residential real estate	3,785	37	222	1	0	0	0	0
Consumer	1,858	100	2	1	2	1	0	0

Total	$66,452	272	$848	5	$20,453	9	$16,584	5

The Company offered three month deferrals upon request by the borrowers, beginning in the middle of March, 2020 and concluding at the end of the three month deferral period. For those borrowers in industries that were greatly impacted by COVID-19, additional deferrals were considered and granted beyond the initial three month period. The range of deferred months for subsequent requests were three to nine months. The decline in deferred loans and balances was due to borrowers not requesting additional deferments and that most continued to pay under the original terms of their loan.

Farmers is also a preferred SBA lender and we dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, so they could obtain SBA approval and receive funding as quickly as possible. During the initial 2020 period of the PPP program, the Company facilitated PPP assistance to 1,714 business customers totaling $199.8 million. The Company, on behalf of its customers, began processing borrower applications for PPP forgiveness at the beginning of September 2020. The SBA has up to ninety days to review an application for PPP forgiveness and provide a decision at the end of that review. Once forgiveness of the PPP loans has been communicated and payment is received from the SBA, the Company will record the cash received from the SBA, pay-off the loans based on the amount of forgiveness provided and accelerate the amount of net deferred loan fees/costs recognized for the portion of the PPP loans that are forgiven. During the period ended March 31, 2021, the Company had received life to date payments from the SBA for forgiveness of loans totaling $137.2 million, or approximately 68.7% of the first round of total PPP loans. The Company has processed $75.1 million in new loans for the second round of PPP loan funding during the quarter ended March 31, 2021.

2021 First Quarter Financial Highlights

•	Loans

Total loans were $2.04 billion at March 31, 2021, compared to $1.98 billion at March 31, 2020, representing an increase of 3.1%. The increase in loans has occurred primarily in the PPP category, with $136.8 million, net of deferred fees, in outstanding balances at March 31, 2021. Loans now comprise 69.5% of the Bank’s average earning assets for the quarter ended March 31, 2021, compared to 78.6% for the same period in 2020. A summary of loans summarized by industries that may have particular vulnerability to the effects of COVID-19 and their outstanding balance as a percentage of total loans, as of March 31, 2021, is shown in the following table:

(dollars in thousands)	Outstanding Balance	% of total loans
Restaurants and Catering Facilities	$44,412	2.18%
Hotels	41,767	2.05%
Golf Courses	7,233	0.35%
Energy	1,340	0.07%

Total	$94,752	4.65%

•	Deposits and Liquidity

Farmers maintains, in the opinion of management, liquidity sufficient to satisfy depositors’ requirements and meet the credit needs of its customers. The Company’s non-brokered deposits increased 32% from $2.1 billion at March 31, 2020 to $2.8 billion at March 31, 2021. As a result of the large increase in deposits, the loan to deposit ratio at March 31, 2021 stands at 71.9%, a significant decrease compared to 88.0% one year ago. The Company has additional borrowing capacity at the Federal Home Loan Bank of Cincinnati and approved lines of credit at two domestic banks.

•	Loan quality

Non-performing assets to total assets remain at a low level, currently at 0.35%, lower than the 0.45% reported one year ago. Early stage delinquencies, defined as 30-89 days past due, were $7.2 million, or 0.35% of total loans, at March 31, 2021, compared to $9.3 million, or 0.45% of total loans, for the quarter ended December 31, 2020. Net charge-offs for the current quarter were $84 thousand, compared to $635 thousand in the same quarter in 2020. Total net charge-offs as a percentage of average net loans outstanding is 0.02% for the quarter ended March 31, 2021, down 0.02% compared to the most recent quarter.

In accordance with the accounting relief provisions of the Health and Economic Recovery Omnibus Emergency Solutions (HEROES) Act that was signed into law in late December 2020, the Bank had postponed adoption of the current expected credit losses (“CECL”) accounting standards at December 31, 2020. On January 1, 2021 the Bank adopted CECL, and recorded the onetime adjustment from equity into the allowance for credit losses in the amount of $2.5 million or $1.9 million, net of tax.

As a result of the change in methodology from the incurred method to the CECL method, on January 1, 2021, and the equity entry that increased the allowance for credit losses by the $1.9 million, net, the Company was able to decrease its provision for credit losses to $425 thousand for the quarter ended March 31, 2021, a decrease of $675 thousand compared to the $1.1 million provision recorded under the incurred loss methodology in the same quarter one year ago. This reduced provision is the result of the impact of improved factors that exist in the current economic environment when compared to last year. As an overall percentage of loans, the allowance for credit losses increased to 1.22% for the current quarter compared to 0.76% for the quarter ended March 31, 2020. Excluding the PPP loans, this allowance for credit losses to gross loans ratio increases to 1.31% (non-GAAP). The ratio of the allowance for credit losses to gross loans, excluding PPP loans and acquired loans is 1.51% (non-GAAP).

•	Net interest margin

The net interest margin for the three months ended March 31, 2021 was 3.58%, a 17 basis points decrease from the quarter ended March 31, 2020, and 15 basis points less than the 3.73% reported for the linked quarter. In comparing the first quarter of 2021 to the same period in 2020, asset yields decreased 72 basis points, while the cost of interest-bearing liabilities decreased 68 basis points. Most of the decrease in the asset yields was the result of lower rates earned on loans and taxable securities. The cost of interest bearing liabilities decreased as the Federal Funds target rate was lowered to a target of 0-0.25% at the start of the COVID-19 pandemic in the United States. Each of the major interest-bearing liability categories experienced cost decreases compared to one year ago. The net interest margin for the quarter ended March 31, 2021 excluding interest and fees from PPP loans is 3.43% (non-GAAP). The net interest margin is also impacted by the additional accretion as a result of the discounted loan portfolios acquired in previous mergers, which increased the net interest margin by 5 basis points for the quarter ended March 31, 2021 and 6 basis points for the quarter ended March 31, 2020.

•	Noninterest income

Noninterest income increased 34.5% to $10.6 million for the quarter ended March 31, 2021 compared to $7.9 million in the same quarter in 2020. Gains on the sales of mortgage loans increased $1.8 million or 133.16%, as lower interest rates prompted an increase in mortgage loan refinancing and new home purchases. Trust fee income increased $379 thousand or 20.41%, security gains increased $331 thousand, insurance agency commissions increased $118 thousand or 13.36% and debit card interchange fees increased $233 thousand or 27.38%. Those increases were offset by a $287 thousand or 26.21% decrease in deposit account service charge income due to a change in consumer behavior during the COVID-19 pandemic.

•	Noninterest expenses

Farmers has remained committed to managing the level of noninterest expenses. Total noninterest expenses for the first quarter of 2021 decreased 5.17% to $17.8 million compared to $18.7 million in the same quarter in 2020, primarily as a result of decreases in merger related costs of $1.3 million or 99.1%, core processing charges of $234 thousand or 27.18% and salaries and employee benefits of $255 thousand or 2.49%. These decreases were offset by increases of $475 thousand or 26.39% in occupancy and equipment expense, $240 thousand or 29.41% in professional fees and $169 thousand or 7.63% in other operating expenses. Annualized noninterest expenses excluding acquisition costs (non-GAAP) measured as a percentage of quarterly average assets improved from 2.65% in the first quarter of 2020 to 2.28% in the first quarter of 2021.

•	Efficiency ratio

The efficiency ratio for the quarter ended March 31, 2021 improved to 48.24% compared to 59.72% for the same quarter in 2020. The increase in mortgage banking income and net interest income, accompanied with lower noninterest expenses were the main drivers of the improvement.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3.3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, and Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets. Total wealth management assets under care at March 31, 2021 are $2.9 billion. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of The Farmers National Bank of Canfield, offer a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio, return on average tangible assets, return on average tangible equity, net income excluding costs related to acquisition activities and allowance for credit losses to gross loans, excluding PPP loans and acquired loans, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures to their GAAP equivalents are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements include impacts from the COVID-19 pandemic, including further resurgence in the spread of COVID-19, on local, national and global economic conditions; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage markets related to COVID-19 or other responses to the health crisis; impacts of the upcoming U.S. elections on the regulatory landscape, capital markets, and response to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and the other factors contained in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Total interest income	$27,790	$28,833	$27,635	$28,142	$27,717

Total interest expense	2,523	3,030	3,470	4,221	5,415

Net interest income	25,267	25,803	24,165	23,921	22,302
Provision for credit losses	425	3,000	2,600	2,400	1,100

Noninterest income	10,583	10,682	9,467	9,136	7,870
Acquisition related costs	12	1,798	58	48	1,319

Other expense	17,756	17,979	17,662	17,692	17,418

Income before income taxes	17,657	13,708	13,312	12,917	10,335

Income taxes	3,101	2,351	2,443	1,906	1,696

Net income	$14,556	$11,357	$10,869	$11,011	$8,639

Average diluted shares outstanding	28,336	28,322	28,291	28,280	28,710

Basic earnings per share	0.52	0.40	0.39	0.39	0.30
Diluted earnings per share	0.51	0.40	0.38	0.39	0.30
Cash dividends	3,107	3,100	3,101	3,100	3,104
Cash dividends per share	0.11	0.11	0.11	0.11	0.11
Performance Ratios
Net Interest Margin (Annualized)	3.58%	3.73%	3.59%	3.74%	3.75%
Efficiency Ratio (Tax equivalent basis)	48.24%	50.25%	50.66%	50.75%	59.72%
Return on Average Assets (Annualized)	1.87%	1.49%	1.46%	1.56%	1.32%
Return on Average Equity (Annualized)	16.81%	13.10%	12.87%	14.02%	11.53%
Dividends to Net Income	21.35%	27.30%	28.53%	28.15%	35.93%
Other Performance Ratios (Non-GAAP)
Return on Average Tangible Assets	1.87%	1.52%	1.50%	1.58%	1.33%
Return on Average Tangible Equity	19.30%	15.48%	15.30%	16.69%	13.81%
Return on Average Tangible Equity excluding acquisition costs	19.31%	17.43%	15.37%	16.75%	15.50%

Consolidated Statements of Financial Condition

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Assets
Cash and cash equivalents	$326,385	$254,621	$199,575	$103,954	$83,107
Securities available for sale	802,866	575,600	481,509	475,614	448,043
Equity securities	6,902	6,881	8,307	8,375	8,080
Loans held for sale	3,993	4,766	7,076	3,395	3,272
Loans	2,037,404	2,078,044	2,147,158	2,149,690	1,976,582
Less allowance for credit losses (a)	24,935	22,144	19,341	16,960	14,952

Net Loans	2,012,469	2,055,900	2,127,817	2,132,730	1,961,630

Other assets	171,909	173,380	164,895	161,612	164,256

Total Assets	$3,324,524	$3,071,148	$2,989,179	$2,885,680	$2,668,388

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$675,045	$608,791	$577,334	$593,162	$449,952
Interest-bearing	2,158,009	2,002,087	1,960,998	1,846,323	1,796,325

Total deposits	2,833,054	2,610,878	2,538,332	2,439,485	2,246,277
Other interest-bearing liabilities	79,683	78,906	81,690	80,115	96,852
Other liabilities	64,432	31,267	29,189	34,728	21,523

Total liabilities	2,977,169	2,721,051	2,649,211	2,554,328	2,364,652
Stockholders’ Equity	347,355	350,097	339,968	331,352	303,736

Total Liabilities and Stockholders’ Equity	$3,324,524	$3,071,148	$2,989,179	$2,885,680	$2,668,388

Period-end shares outstanding	28,237	28,190	28,186	28,180	28,127
Book value per share	$12.30	$12.42	$12.06	$11.76	$10.80
Tangible book value per share (Non-GAAP)*	10.56	10.66	10.23	9.92	8.94

*	Tangible book value per share is calculated by dividing tangible common equity by period-end shares outstanding

Capital and Liquidity
Common Equity Tier 1 Capital Ratio (b)	13.67%	13.22%	12.98%	12.65%	12.26%
Total Risk Based Capital Ratio (b)	14.85%	14.72%	14.36%	13.92%	13.43%
Tier 1 Risk Based Capital Ratio (b)	13.77%	13.67%	13.43%	13.10%	12.70%
Tier 1 Leverage Ratio (b)	9.38%	9.77%	9.67%	9.71%	10.18%
Equity to Asset Ratio	10.45%	11.40%	11.37%	11.48%	11.38%
Tangible Common Equity Ratio (c)	9.10%	9.94%	9.82%	9.86%	9.61%
Net Loans to Assets	60.53%	66.94%	71.18%	73.91%	73.51%
Loans to Deposits	71.92%	79.59%	84.59%	88.12%	87.99%
Asset Quality
Non-performing loans	$11,640	$13,835	$11,841	$12,225	$11,845
Other Real Estate Owned	30	0	73	41	131
Non-performing assets	11,670	13,835	11,914	12,266	11,976
Loans 30 - 89 days delinquent	7,183	9,297	10,134	10,336	19,067
Charged-off loans	284	387	393	524	749
Recoveries	200	190	174	132	114
Net Charge-offs	84	197	219	392	635
Annualized Net Charge-offs to Average Net Loans Outstanding	0.02%	0.04%	0.04%	0.08%	0.13%
Allowance for Credit Losses to Total Loans (a)	1.22%	1.07%	0.90%	0.79%	0.76%
Non-performing Loans to Total Loans	0.57%	0.67%	0.55%	0.57%	0.60%
Allowance to Non-performing Loans (a)	214.22%	160.06%	163.34%	138.73%	126.23%
Non-performing Assets to Total Assets	0.35%	0.45%	0.40%	0.43%	0.45%

(a)	CECL method used for the March 31, 2021 quarter. Prior periods used the incurred loss methodology.
(b)	March 31, 2021 ratio is estimated
(c)	This is a non-GAAP financial measure. A reconciliation to GAAP is shown below.

Reconciliation of Total Assets to Tangible Assets

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Total Assets	$3,324,524	$3,071,148	$2,989,179	$2,885,680	$2,668,388
Less Goodwill and other intangibles	49,301	49,617	51,608	51,866	52,198

Tangible Assets	$3,275,223	$3,021,531	$2,937,571	$2,833,814	$2,616,190

Average Assets	3,155,695	3,033,005	2,957,702	2,842,730	2,641,597
Less average Goodwill and other intangibles	49,509	51,476	51,754	52,052	51,103

Average Tangible Assets	$3,106,186	$2,981,529	$2,905,948	$2,790,678	$2,590,494

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Stockholders’ Equity	$347,355	$350,097	$339,968	$331,352	$303,736
Less Goodwill and other intangibles	49,301	49,617	51,608	51,866	52,198

Tangible Common Equity	$298,054	$300,480	$288,360	$279,486	$251,538

Average Stockholders’ Equity	351,190	344,949	335,982	315,988	301,408
Less average Goodwill and other intangibles	49,509	51,476	51,754	52,052	51,103

Average Tangible Common Equity	$301,681	$293,473	$284,228	$263,936	$250,305

Reconciliation of Net Income, Excluding Acquisition Related Costs

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Net income	$14,556	$11,357	$10,869	$11,011	$8,639
Acquisition related costs - tax equated	9	1,431	50	41	1,063

Net income - Adjusted	$14,565	$12,788	$10,919	$11,052	$9,702

Diluted EPS excluding acquisition costs	$0.51	$0.45	$0.39	$0.39	$0.34

Reconciliation of Allowance for Credit Losses to Gross Loans, Excluding PPP Loans and Acquired Loans

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Gross Loans	$2,037,404	$2,078,044	$2,147,158	$2,149,690	$1,976,582
PPP Loans	136,826	125,396	194,490	192,969	0

Loans less PPP	1,900,578	1,952,648	1,952,668	1,956,721	1,976,582

Allowance for Credit Losses to Gross Loans Excluding PPP (a)	1.31%	1.13%	0.99%	0.87%	0.76%

Acquired Loans	251,616	272,150	294,712	320,184	352,529

Loans less PPP and Acquired	$1,648,962	$1,680,498	$1,657,956	$1,636,537	$1,624,053

Allowance for Credit Losses to Gross Loans Excluding PPP and Acquired (a)	1.51%	1.32%	1.17%	1.04%	0.92%

(a)	CECL method used for the March 31, 2021 quarter. Prior periods used the incurred loss methodology.

End of Period Loan Balances

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Commercial real estate	$702,556	$713,936	$710,730	$715,342	$714,477
Commercial	406,064	404,492	481,593	472,012	283,033
Residential real estate	508,483	524,193	526,627	528,853	541,534
Consumer	193,295	203,061	209,883	208,374	210,173
Agricultural loans	227,073	232,129	219,896	221,556	223,977

Total, excluding net deferred loan costs	$2,037,471	$2,077,811	$2,148,729	$2,146,137	$1,973,194

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Noninterest Income	2021	2020	2020	2020	2020
Service charges on deposit accounts	$808	$930	$904	$753	$1,095
Bank owned life insurance income	284	187	196	204	208
Trust fees	2,236	1,950	1,973	1,852	1,857
Insurance agency commissions	1,001	776	784	681	883
Security gains (losses)	488	179	70	(26)	157
Retirement plan consulting fees	320	394	341	408	380
Investment commissions	504	450	353	304	423
Net gains on sale of loans	3,185	3,901	3,348	3,658	1,366
Debit card and EFT fees	1,084	1,061	1,048	967	851
Other operating income	673	854	450	335	650

Total Noninterest Income	$10,583	$10,682	$9,467	$9,136	$7,870

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Noninterest Expense	2021	2020	2020	2020	2020
Salaries and employee benefits	$9,976	$9,638	$10,244	$9,713	$10,231
Occupancy and equipment	2,275	2,060	1,719	1,675	1,800
State and local taxes	554	515	576	583	464
Professional fees	1,056	341	753	823	816
Merger related costs	12	1,798	58	48	1,319
Advertising	260	478	460	322	271
FDIC insurance	170	100	200	225	225
Intangible amortization	316	332	332	331	332
Core processing charges	627	831	925	934	861
Telephone and data	138	154	182	348	203
Other operating expenses	2,384	3,530	2,271	2,738	2,215

Total Noninterest Expense	$17,768	$19,777	$17,720	$17,740	$18,737

Average Balance Sheets and Related Yields and Rates

(Dollar Amounts in Thousands)

	Three Months Ended			Three Months Ended
	March 31, 2021			March 31, 2020
	AVERAGE BALANCE	INTEREST (1)	RATE (1)	AVERAGE BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,041,485	$23,900	4.75%	$1,927,468	$24,197	5.05%
Taxable securities	329,903	1,719	2.11	220,374	1,547	2.82
Tax-exempt securities (2)	282,044	2,613	3.76	231,213	2,243	3.90
Equity securities	14,840	121	3.31	16,304	140	3.45
Federal funds sold and other	268,872	71	0.11	57,900	149	1.04

Total earning assets	2,937,144	28,424	3.92	2,453,259	28,276	4.64
Nonearning assets	218,551			188,338

Total assets	$3,155,695			$2,641,597

INTEREST-BEARING LIABILITIES
Time deposits	$440,452	$1,255	1.16%	$495,813	$2,442	1.98%
Brokered time deposits	32,000	46	0.58	105,493	483	1.83
Savings deposits	495,832	193	0.16	425,276	321	0.30
Demand deposits	1,083,597	732	0.27	690,705	1,393	0.81
Short term borrowings	2,808	4	0.58	62,476	320	2.06
Long term borrowings	76,007	293	1.56	100,230	456	1.83

Total interest-bearing liabilities	$2,130,696	2,523	0.48	$1,879,993	5,415	1.16

NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	650,588			448,319
Other liabilities	23,221			11,877
Stockholders’ equity	351,190			301,408

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,155,695			$2,641,597

Net interest income and interest rate spread		$25,901	3.44%		$22,861	3.48%

Net interest margin			3.58%			3.75%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2021, adjustments of $95 thousand and $539 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2020, adjustments of $98 thousand and $461 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.